Exhibit 10.3

DISTRIBUTOR AGREEMENT

BETWEEN:

Sunway Lighting Technology Co. Ltd, a company incorporated under the laws of the Peoples Republic of China

("Sunway")

AND:

Lions Gate Lighting Corp., a company incorporated under the laws of the State of Nevada,

("Distributor")

In consideration of the mutual covenants-and promises hereinafter set forth, the parties agree as follows:

1.	APPOINTMENT - TERM - TERRITORY
1.1

Appointment and Territory. Subject to the terms of this Agreement, SUNWAY hereby appoints DISTRIBUTOR as its non-exclusive Distributor to market, sell and distribute in North and South America ("Territory") full product line of Sunway family of products

1.2

Non-exclusivity. DISTRIBUTOR acknowledges and agrees that SUNWAY has the right to appoint other Distributors, sales agents, representatives or other selling parties, or to make direct sales in the Territory, itself or through any subsidiary or affiliate of SUNWAY. SUNWAY shall notify DISTRIBUTOR 60 days in advance of appointing any additional Distributor in the same non-exclusive territory.

1.3	Term. The term of this Agreement shall remain in affect until terminated which is only applicable if the conditions outlined in Section 4.4 are not satisfied.
1.4	Reporting. Lions Gate will report and liaison directly with Sunway with respect to marketing, support, and order approval.
1.5

Product Availability. SUNWAY does not warrant to DISTRIBUTOR the continued availability of the Products, and DISTRIBUTOR hereby expressly releases SUNWAY from liability for any direct or indirect loss or damage to DISTRIBUTOR by virtue of the failure of SUNWAY to accept or fill any orders due to particular product shortages or general product unavailability provided reasonable notice (60 days) has been given by SUNWAY to DISTRIBUTOR. In the event of shortages because of economic, manufacturing or any other condition whatsoever, DISTRIBUTOR consents to any plan adopted by SUNWAY to allocate shipments among its various dealers. Distributors and customers that SUNWAY in its sole discretion, determines to be fair and reasonable.

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1.6

Modification of Product. At its sole discretion, and providing SUNWAY gives DISTRIBUTOR a minimum of 60 day written notice, SUNWAY may also discontinue the production or sale or modify the design or material specifications of the Product or its parts without any liability or obligation to DISTRIBUTOR or its sub-Distributors, agents, representatives or customers, including, without limitation, any obligation to modify any Product previously ordered by DISTRIBUTOR.

2.	DISTRIBUTOR RESPONSIBILITIES
2.1	In consideration for the right to act as a SUNWAY Distributor, DISTRIBUTOR shall:
(a)	use its best efforts to sell, advertise and promote the sale and use of the Product throughout the Territory.
(b)

order and maintain at least the minimum stock of adequate samples of the Product which SUNWAY determines necessary to support DISTRIBUTOR's sales effort in the Territory as mutually agreed between DISTRIBUTOR and SUNWAY.

(c)	ensure that its appropriate personnel participate in Distributor training sessions that may be offered from time to time by SUNWAY at agreed locations.
(d)	furnish to SUNWAY information relating to orders, sales, service and inventory of Product and Product sales budgets and forecasts in such manner as SUNWAY may from time to time request;
(e)	furnish SUNWAY, upon SUNWAY's request, detailed market analysis and reports with respect to the Territory;
(f)	provide reasonable notice (60 days) of Distributor's intent to market and sell, within the Territory, products of another manufacturer that are identical or similar to the Product.
3.	SUPPORT SERVICES
3.1

Support Services By SUNWAY. If requested by DISTRIBUTOR, in support of the sale of the Product, SUNWAY may, at its sole discretion, provide support services to DISTRIBUTOR such as systems engineering, programs management and field service engineers. Standard Sales Support will be available to DISTRIBUTOR throughout regular working hours at SUNWAY offices.

3.2	Support Services by Distributor. If SUNWAY makes a sale into the Territory, DISTRIBUTOR agrees to provide support services for mutually agreed compensation if requested by SUNWAY.

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4.	SALES VOLUME, PRICES AND PAYMENT
4.1

Sales Volume. During the term of this Agreement, DISTRIBUTOR shall use its best efforts to maximise the sales volume of the Product in the Territory, and will provide each month a rolling 3 month forecast to Sunway.

4.2

Price. DISTRIBUTOR shall pay for Products as per Appendix A in US Dollars. This price per unit is subject to subsequent negotiation based upon market conditions and manufacturing costs. DISTRIBUTOR acknowledges and agrees that the prices and charges set out in this section are based on the fact that Lions Gate shall pay all delivery, shipping and handling charges and all excise, sales, use, property and other taxes and duties that are levied.

4.3	Initial Stocking Order: DISTRIBUTOR shall pay in advance for its orders. Sunway shall supply the Distributor demonstration units of some products.
4.4	Minimum Volume Orders: DISTRIBUTOR hereby agrees to purchase a minimum of 10,000 units within two (2) years of the signing of this agreement or forfeit all rights contained herein.
4.5

Payment. With respect to future orders and concurrent with placement of each purchase order, Distributor shall pay SUNWAY one hundred percent (100%) of the value of the order (determined as Price multiplied by number of units ordered) in U.S. currency payable to SUNWAY, either via certified cheque or wire transfer to an account designated by SUNWAY. Alternatively, DISTRIBUTOR may issue to SUNWAY an irrevocable, transferable letter of credit at sight for the same amount, in a form acceptable to SUNWAY and assignable by SUNWAY, or by any other means pre-approved in writing by SUNWAY in its sole discretion

4.6	Interest Charges. DISTRIBUTOR shall pay interest on all amounts due SUNWAY which are in default at a rate of 2 percent per month of the overdue amount.
4.7

Return of Product. Subject to section 7.1, DISTRIBUTOR shall be solely responsible for any unit of Product returned to it by its sub-Distributors, agents, representatives or customers whether for repair or replacement, for the issuance of refund or for any reason whatsoever. SUNWAY will authorize and accept return of product if it is due to manufacturing defects during the warranty period of one (1) year providing it is returned in its original package, DISTRIBUTOR will return defective Product to SUNWAY or the factory location as instructed in its Return Merchandize Authorization form. SUNWAY will either credit the DISTRIBUTOR account or replace the Products on mutually agreed upon terms, upon receipt of defective products. Sunway will not be responsible for any shipping charges. Sunway will not authorize any Product return after the warranty period. However, DISTRIBUTOR can provide in its own Territory incentive programs for trade in after the original factory warranty period. For North American Territory, DISTRIBUTOR is responsible to train Distributors and retailers to return and exchange any defective units to SUNWAY.

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5.	PACKAGING AND SHIPMENT
5.1	Packaging. SUNWAY shall package the Product in packaging designated by the DISTRIBUTOR and agreed to by Sunway, including marking as a stockable SKU. SKU will be added when required for retail sale.
5.2	SUNWAY shall include in each retail package a contact and information sheet for the Distributor's Technical and Customer support services.
5.3	Shipment. Ordered Products shall be shipped to DISTRIBUTOR or its customer, at the option of the DISTRIBUTOR. DISTRIBUTOR shall provide shipping destination and method of shipping at time of ordering.
5.4

Short-Shipments. If Distributor receives a short-shipped order, Distributor will have 15 days to notify SUNWAY of short-shipment. SUNWAY, in consultation with Distributor, will either complete shipment of short-shipped Product in the next shipment of Product to Distributor or will credit Distributor's Account equal to the Price for the short-shipped Products.

5.5

Stock Rotation. Distributor may return Products (including end of life Products) to SUNWAY without paying any restocking or similar charges, provided that Distributor orders a corresponding dollar amount of other products within ten (10) days after the return shipment date of the returned Products.

6.	TERMS AND CONDITIONS OF SALE
6.1

Acceptance of Orders. SUNWAY reserves the right in its sole discretion to accept or reject for any reason any order for Product received from DISTRIBUTOR. No order is binding on SUNWAY until accepted. An order is accepted by SUNWAY when shipped or when it is acknowledged in writing by a duly authorized officer or employee of SUNWAY, whichever occurs first. Any terms, provisions or conditions in DISTRIBUTOR's purchase order or otherwise which vary from, or are inconsistent with, contrary to, or in addition to the terms, provisions and conditions of this Agreement shall be null and void.

6.2

Title and Risk of Loss. Title and risk of loss or damage to each unit of the Product ordered shall pass to DISTRIBUTOR at the time and date specified on the written notice from SUNWAY that the order has been received by the DISTRIBUTOR.

7.	WARRANTY
7.1

Product Warranty. A warranty period of ONE (1) year for each unit of the Product shall be offered by SUNWAY's manufacturer. If any Product furnished hereunder is defective at the time of delivery to Distributor, Distributor's sole remedy shall be to return the Product to SUNWAY for replacement. Any agreed returns must be returned in the original container and packing with all accessories and instructions. SUNWAY agrees to furnish DISTRIBUTOR with packaging and other component parts of the Bill of

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Materials in order to minimize the requirement of DISTRIBUTOR to return products to SUNWAY.

7.2

Disclaimer of Other Warranties. The Warranty described in section 7.1 is in lieu of all other warranties, whether oral or written, express or implied, which are expressly disclaimed by SUNWAY and expressly waived by DISTRIBUTOR including but not limited to ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The agents and employees of SUNWAY are not authorized to make modifications of this warranty; any additional statements, whether oral or written, do not constitute warranties and should not be relied upon. Product performance data as described in SUNWAY's catalogs, brochures, specifications or other such documents are typical data only and do not represent a warranty by SUNWAY. Such data shall not form part of this Agreement and may be altered by SUNWAY without notice.

7.3	Repair and Returns. Distributor will provide to SUNWAY a monthly report detailing the number of Products returned to Distributor and the reason for returns.
7.4

Third Party Products. SUNWAY shall not be responsible in any way for any ancillary software, firmware or hardware not furnished by SUNWAY which is attached to or used in connection with the Product, and all such software, firmware and hardware are expressly excluded from this warranty.

7.5	Exclusions. THIS WARRANTY DOES NOT COVER:
(a)	defects or damage resulting from use of the Product in other than its normal and customary manner.
(b)	defects or damage from misuse, accident or neglect.
(c)	defects or damage from improper testing, operation, maintenance, installation, alteration, modification or adjustment.
8.	FORCE MAJEURE
8.1

SUNWAY shall not be liable to DISTRIBUTOR for any injury, loss, damage or expense resulting from or arising out of any failure to perform or any failure to fill or delay in filling orders received from DISTRIBUTOR and accepted by SUNWAY due to strikes, lock-outs, or other labour troubles, riot, fires, floods, typhoons, accidents, explosions or other catastrophes, energy curtailments, delays in delivery of raw materials or completed merchandise by the suppliers thereof, freight embargoes, delays occasioned by carriers, Acts of God, acts of government or any other cause beyond the reasonable control of SUNWAY, or because SUNWAY's volume of orders at any time renders deliveries impractical in the ordinary course of business.

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9.	DISTRIBUTOR'S INDEPENDENT CONTRACTOR STATUS
9.1

Nothing in this Agreement shall be deemed to create an agency, partnership or joint venture between SUNWAY and Distributor, nor shall DISTRIBUTOR in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of SUNWAY or any of its subsidiaries or affiliates.

10.	PATENTS, TRADEMARKS AND CONFIDENTIAL INFORMATION
10.1

Trademarks. DISTRIBUTOR acknowledges that the word "Sunway" is the dominant feature of the trade names of SUNWAY and its subsidiaries and affiliated companies which use "Sunway" in such names and that the mark "Sunway" and derivatives thereof are important trademarks for products manufactured or sold by SUNWAY and for services provided in connection with such products. DISTRIBUTOR shall market, sell and distribute, and will cause its sub-Distributors to market, sell and distribute, the Product under the SUNWAY trade names, trademarks or service marks designated by SUNWAY and under no other trade names, trademarks or service marks. If a wholesale or retail customer inquires of DISTRIBUTOR as to the use of an alternate trade name, trademark or service marks in connection with the Product, DISTRIBUTOR shall refer such inquiry to SUNWAY for discussion and negotiation with such customer, and SUNWAY shall not be liable to DISTRIBUTOR whatsoever, including but not limited to lost sales or opportunity, if SUNWAY does not reach an agreement with such customer. For purposes of this section 9, "SUNWAY" shall refer to SUNWAY and its subsidiaries and affiliates,

10.2

Other Marks. DISTRIBUTOR shall not remove, alter or obliterate any trademark appearing on the Product, not market, sell or distribute the Product under any trademark owned by DISTRIBUTOR or licensed by DISTRIBUTOR from a third party DISTRIBUTOR shall not have the right to use any SUNWAY originated trademark on any product, or in any advertising or sales promotion except as separately authorized by SUNWAY in writing. DISTRIBUTOR shall not publish, cause to be published, encourage or approve any advertising or practice which might mislead or deceive the public or might be detrimental to the good name, trademark, trade name, service mark, goodwill or reputation of SUNWAY or SUNWAY's products. DISTRIBUTOR shall discontinue any advertising, practice or use deemed by SUNWAY to have such misleading, deceptive or detrimental effect. DISTRIBUTOR shall not during or after the term of this Agreement use any SUNWAY trademark, trade name or service mark or any word likely to be confused with any such trademark, trade name or service mark, either alone or in combination with other words. In the event that DISTRIBUTOR should acquire in the Territory or elsewhere any right to any trademark, trade name or service mark which SUNWAY owns or which originated with SUNWAY, it shall assign such rights including the goodwill associated therewith to SUNWAY on request.

10.3

Proceedings. Without prior written consent of SUNWAY, DISTRIBUTOR shall not have the right to institute proceedings for infringement of any SUNWAY trademarks or incur any cost or obligations on behalf of SUNWAY. DISTRIBUTOR shall provide all

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reasonable assistance, required by SUNWAY to enforce SUNWAY's rights in any of its trademarks, trade names or service marks.

10.4

Non-Transfer of Rights. Except for the expressed right to use the Product for the purposes provided herein, nothing contained in this Agreement shall be deemed to grant to DISTRIBUTOR either directly or by implication, estoppel, or otherwise, any license or right under any patents, copyrights, trademarks or trade secrets of SUNWAY or any third party. DISTRIBUTOR acknowledges and agrees that SUNWAY owns and retains exclusive ownership of any and all rights, title, and interest in and to any and all patents, trademarks, copyrights, designs, ideas, discoveries, inventions, knowledge, know-how, trade secrets, formulae, drawings, specifications, prototypes, models, applications, designs, processes, techniques and any other proprietary information relating to the Product and includes without limitation US Patent Application No, 6,088,220 and S/N 09/850,158 filed in the US, EU and PCT, including but not limited to any extensions, continuations, and divisions thereof. DISTRIBUTOR shall not reverse engineer, decompile or disassemble the Product nor utilize any of the knowledge gained from the proprietary information and material disclosed or provided by or through SUNWAY under this Agreement for incorporation into competitive products.

10.5

Confidential Information. During and after the term of this Agreement DISTRIBUTOR shall safeguard and not disclose to others and not use except in the performance of this Agreement any confidential business or technical information of SUNWAY, its subsidiaries and affiliates, which becomes available to DISTRIBUTOR and is not disclosed to the public.

10.6

No Contest. DISTRIBUTOR shall not contest the validity of SUNWAY's rights, title or interest in and to the trade names, trademarks or service marks described in section 10.1 and other intellectual property or proprietary rights described in section 10.4, whether or not they are registered.

10.7

Cause for Termination. DISTRIBUTOR agrees that violation of any provision of this section 10 shall constitute just cause for immediate termination of this Agreement by SUNWAY, and if DISTRIBUTOR shall refuse or neglect to keep and perform the provisions of this section 10, DISTRIBUTOR shall reimburse SUNWAY for all costs, attorney's fees (on a client and solicitor basis) and other expenses incurred by SUNWAY in connection with legal action required to have DISTRIBUTOR comply herewith.

11.	TERMINATION
11.1	Events of Default. Notwithstanding section 10.7, SUNWAY may immediately terminate the term of this Agreement, with or without notice, upon the occurrence of any of the following events:
(a)	a breach of any term or provision of section 10, 16, 17 or 18;
(b)

a change in the control of DISTRIBUTOR which is unacceptable to SUNWAY; DISTRIBUTOR ceases to function as a going concern, declares bankruptcy, has a receiver appointed for it, or otherwise takes advantage of any insolvency law;

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(c)	the DISTRIBUTOR fails to meet minimum volume commitments as set out in Section 4.4;
(d)	DISTRIBUTOR fails to cure a breach of this Agreement other than a breach of Section 10, 16, 17 or 18 within thirty (30) days after SUNWAY's notification to DISTRIBUTOR of such breach; or
(e)

at the sole determination of SUNWAY, there is an undue risk to the intellectual or proprietary property of SUNWAY and the legal or enforcement environment does not allow for sufficient protection of such property.

12.	OPTION TO REPURCHASE PRODUCTS
12.1

Exercise of Option. Upon termination of the term of this Agreement SUNWAY shall have the option, but not the obligation, to repurchase all or any part of the remaining inventory of the Product of DISTRIBUTOR at the net price paid to SUNWAY for such inventory, providing the Product is undamaged and in the original and unopened packaging.

12.2

Payment. SUNWAY shall pay DISTRIBUTOR for the inventory of the Product repurchased within forty-five (45) days after receipt thereof by SUNWAY. SUNWAY shall have the right to offset against any monies payable hereunder that are due and owing from DISTRIBUTOR to SUNWAY as of the date any such payment is due.

13.	EFFECT OF TERMINATION
13.1

No Liability. Neither SUNWAY nor DISTRIBUTOR shall be liable to the other, or to any other party, by virtue of the termination of the term of this Agreement or of the marketing, sale and distribution rights in the Territory, for any reason whatsoever, or by virtue of the cancellation of any orders for the Product that are undelivered on the effective date of any termination of the term of this Agreement, including, but not limited to, any claim for loss of profits or prospective profits for anticipated sales of Product, or on account of any expenditures, investments, leases, capital improvements or any other commitments made by either of the parties in connection with their respective businesses made in reliance upon or by virtue of DISTRIBUTOR's appointment as a Distributor of the Product or otherwise. Further, DISTRIBUTOR warrants that such claims shall never be lodged against SUNWAY or a potential new agent, representative or Distributor appointed by SUNWAY in the Territory.

13.2	Outstanding Amounts. All sums owed by either party to the other under this Agreement shall become due and payable immediately upon termination of the term of this Agreement.
13.3

Delivery of Materials. Upon termination of the term of this Agreement, DISTRIBUTOR shall immediately deliver to such address as SUNWAY specifies all catalogs, drawings, designs, engineering photographs, samples, literature, sales aids, customer lists, demonstration equipment and other confidential business information and trade secrets of SUNWAY in DISTRIBUTOR's possession or control.

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13.4

Cancellation of Orders. Upon termination, SUNWAY shall be relieved of any obligation to make any further shipments hereunder, and may cancel all of DISTRIBUTOR's unshipped orders for the Product, irrespective of previous acceptance by SUNWAY, SUNWAY shall have no obligation or liability to DISTRIBUTOR or its prospective sub Distributors or customers in connection with any such cancellations.

13.5

Orders After Termination. SUNWAY's acceptance of any order by DISTRIBUTOR for the Product after the termination of the term of this Agreement shall not be construed as a renewal or extension of this Agreement, nor as a waiver of termination.

14.	TAXES AND FEES
14.1

DISTRIBUTOR is solely responsible for and shall pay all applicable fees, customs duties, assessments and taxes which may be assessed or levied by the government of any applicable jurisdiction and any department or subdivision thereof, as a result of the performance of this Agreement or against any Product ordered by DISTRIBUTOR.

15.	LIMITATION OF LIABILITY, REMEDIES AND INDEMNITY
15.1

Shipment Deferred. If DISTRIBUTOR is in default with respect to any of the terms and conditions of this Agreement, SUNWAY may, without incurring liability to DISTRIBUTOR or its sub-Distributors, customers or any other third party, and without prejudice to any other remedy of SUNWAY, defer further shipments of the Products to DISTRIBUTOR (whether or not SUNWAY has accepted purchase orders from DISTRIBUTOR with respect to any unshipped Product) until such default is remedied.

15.2	Set-Off. SUNWAY may apply any outstanding amount due to DISTRIBUTOR against any indebtedness owed by DISTRIBUTOR to SUNWAY, whether due or to become due.
15.3

Indemnification by Distributor. DISTRIBUTOR shall defend, indemnify and hold harmless each of SUNWAY and its subsidiaries, affiliates, successors, assigns, and Distributors and their respective officers, directors, shareholders, employees and agents from and against any and all claims, losses, obligations, liabilities, costs and expenses (including without limitation, legal and other fees) arising out of or relating to acts or omissions of DISTRIBUTOR or its employees. sub-Distributors, agents or representatives, including without limitation any such claims. losses, obligations, liabilities, costs and expenses arising out of any breach or failure to perform any of DISTRIBUTOR's representations, warranties, covenants and agreements herein.

15.4

Limitation on Liability. SUNWAY'S TOTAL LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER FOR BREACH OF CONTRACT, WARRANTY, SUNWAY'S NEGLIGENCE, STRICT LIABILITY IN TORT OF OTHERWISE, IS LIMITED TO THE PRICE OF THE PARTICULAR PRODUCT SOLD UNDER THIS AGREEMENT WITH RESPECT TO WHICH LOSSES OR DAMAGES ARE CLAIMED.

15.5	Indirect Damages or Loss. IN NO EVENT WHETHER FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE SHALL

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SUNWAY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGE OR LOSS, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUES, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICES, DOWNTIME COSTS OR CLAIMS OF CUSTOMERS OR SUBDISTRIBUTORS FOR SUCH DAMAGES OR LOSS TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY APPLICABLE LAW.

16.	COMPLIANCE WITH LAW
16.1

DISTRIBUTOR shall at all times conduct its efforts under this Agreement in strict compliance with all applicable laws and regulations and with the highest commercial standards. DISTRIBUTOR shall effect or secure at its own cost all necessary governmental permits, licenses and registrations required in connection with the execution or performance of this Agreement and the importation and resale of the Product in the Territory, and shall provide copies thereof to and upon the request of SUNWAY. DISTRIBUTOR agrees to promptly comply with any notices received from SUNWAY regarding compliance with any applicable law and DISTRIBUTOR shall defend, indemnify and hold SUNWAY harmless from any action whatsoever for DISTRIBUTOR's failure to comply with any duty imposed on DISTRIBUTOR, shall not admit liability on the part of SUNWAY and shall not enter into any settlement without the prior written consent of SUNWAY.

17.	EXPORT CONTROLS
17.1

Condition Precedent. If, at the time or times of SUNWAY's performance under this Agreement, a validated export license is required for SUNWAY to lawfully export the Product or associated technical data, then the issuance of such license to SUNWAY shall constitute a condition precedent to SUNWAY's obligations under this Agreement. Sunway has the option to use the licence from one of our subsidiaries to lawfully export certain goods.

17.2

Compliance by Distributor. DISTRIBUTOR agrees to comply with all applicable export laws and regulations of the Territory and that violation of any provision of this section 17 shall constitute just cause for immediate terminate on of this Agreement by SUNWAY.

18.	SALES TO GOVERNMENTS
18.1

In the event that DISTRIBUTOR elects to sell SUNWAY'S products or services to any government body within the Territory, or to a prime contractor for the benefit of such government body, DISTRIBUTOR does so solely at its own option and risk. DISTRIBUTOR remains solely and exclusively responsible for compliance with all statutes and regulations governing sales to such government body. SUNWAY makes no representations, certifications or warranties whatsoever with respect to the ability of its goods services or prices to satisfy any such statutes or regulations. Failure of the DISTRIBUTOR to conduct any sales to a government body or prime contractors for the

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benefit of a government body in strict accordance with applicable law shall constitute a material breach of this Agreement.

19.	NOTICE
19.1

Any notice, document or other communication required or permitted to be given by this Agreement shall be in writing and shall be sufficiently given if delivered personally or sent by courier (with confirmation of delivery) addressed as follows or to a facsimile at the number set out below (with confirmation of transmission):

19.2	To SUNWAY:

Sunway Lighting Technology Co. Ltd.

Rm.4, 2 fl., Deyi Bldg. No.2 Penglai Rd. Daliang,

Shunde, Foshan City, Guangdong, P.R.C. 528300

Attention: Gordon Hicks

To DISTRIBUTOR:

Lions Gate Lighting Corp.

604 - 750 West Pender Street,

Vancouver, BC. V6C - 2T7

Attention: Robert Fraser

20.	GENERAL
20.1

Press Release or Publicity. Except as required by law, neither party shall use the name of the other party in any press release or publication without the prior written consent of the other party, whose consent shall not be unreasonably withheld.

20.2

Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the subject matter hereof and supersedes all prior communications, representations, and agreements of any kind. In the event that this Agreement is translated into any other language, the English language version hereof shall govern.

20.3

Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without reference to its conflict of laws principles and to the application of the U.N. Convention on Contracts for the International Sale of Goods. The parties hereby irrevocably attorn to the sole and exclusive jurisdiction of the courts of the Province of British Columbia and agree that the judgement of such courts shall be enforceable within and outside of the Province of British Columbia.

20.4

Severability. If any one or more of the provisions contained in the Agreement is invalid, illegal or unenforceable in any respect, or would render the Agreement as a whole invalid, illegal or unenforceable, then such provision shall be severable from the balance of the Agreement and not affect the validity, legality or enforceability of the balance of the Agreement.

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20.5

Enurement and Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns, except that DISTRIBUTOR shall not assign all or part of this Agreement, or any interest herein including, without limitation, rights and duties of performance, without the prior written consent of SUNWAY. No assignment made without SUNWAY's consent shall relieve DISTRIBUTOR from any of its obligations under this Agreement. SUNWAY reserves the right to assign any of its rights or obligations under this Agreement to any of its subsidiaries or affiliates.

20.6	Headings. Headings of the sections in this Agreement are for convenience only and shall not be used to construe the provisions of this Agreement.
20.7

Further Assurances. The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

20.8

Survival. Sections 4.5, 7.1, 7.2, 7.4, 7.5, 9, 10, 12, 13, 14, 15, 17, 20.1, 20.3, 20.4, 20.5, 20.7 and 20.8 and all provisions of this Agreement which are expressly stated to survive the expiration or earlier termination of the term of this Agreement, and all indemnities, representations, warranties and other provisions which by their nature are intended to survive the expiration or earlier termination of the term of this Agreement, shall survive the expiration or earlier termination of the term of this Agreement.

IN WITNESS WHEREOF, SUNWAY and DISTRIBUTOR have executed this Agreement as of the day and year first above written.

Sunway Lighting Corp

by its duly authorized signatory

Per: /s/ Peng Xue Wen

Name: Peng Xue Wen

Title: General Manager

Lions Gale Lighting Corp.

by its duly authorized signatory:

Per: /s/ Robert Fraser

Name: Robert Fraser

Title: President

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APPENDIX A

The pricing for each Product will be on a per order basis and a specific quote will be given for each order presented by DISTRIBUTOR to SUNWAY. The prices indicated are FOB China, or other location determined by SUNWAY. Prices quoted are exclusive of Value Added Tax and any other taxes, transportation fees, charges or duties (if any) chargeable within or outside of the country on shipment of Products, but are inclusive of packing to SUNWAY’s normal export standards.

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